Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(856) 291-9777

For Immediate Release

DESTINATION MATERNITY REPORTS FINANCIAL RESULTS

FOR THE FOUR MONTHS ENDED JANUARY 31, 2015

Moorestown, NJ, March 12, 2015 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced results for the four month period ended January 31, 2015. The four month period from October 1, 2014 to January 31, 2015 represents the transition period related to the Company’s previously announced fiscal year-end change from September 30 to the Saturday nearest January 31 of each year. On February 25, 2015 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.20 per share payable March 27, 2015.

For the four month period ended January 31, 2015, the Company reported a loss of $1.28 per diluted share on a GAAP basis, or $1.04 per diluted share excluding other charges associated with management and organizational changes, fiscal year reporting changes and relocation of the Company’s headquarters and distribution operations. This compares to adjusted earnings per diluted share (non-GAAP) of $0.24 for the four month period ended January 31, 2014. For a reconciliation of GAAP to non-GAAP financial information, refer to the financial tables at the end of this press release.

Anthony M. Romano, Chief Executive Officer of Destination Maternity Corporation, said, “Although our financial results for the transition period are challenging, it was successful and productive. Although we are not satisfied with the total sales for the period, our 2.0% comparable sale decrease was incrementally better month by month and was positive in January. Our core operating results were about where we expected, and we took some difficult but necessary actions to correct foundational issues in our business to improve our prospects for long term success, including an inventory write-down of approximately $11 million.

“The inventory write-down reflects a significant transformation to our inventory management program. The previous inventory management program viewed inventory as non-perishable and fungible from one year to the next. Inventory that was not liquidated in-season was recalled to the distribution center and redistributed to stores in a future period. Our transformation recognizes the evolution of the millennial consumer as an increasingly greater percentage of our customer base coupled with ongoing strong competition. The millennial consumer has high expectations

DESTINATION MATERNITY REPORTS FOUR MONTH TRANSITION PERIOD RESULTS	Page 2

regarding her shopping experience and she demands a stronger, more relevant, current fashion assortment. The inventory write-down was necessary to address these changes in our marketplace and will allow us to remove excess units of prior season styles, which impact the visual quality of our presentations and most importantly, actively compete with new receipts at much lower price points and gross margins. This investment will help us accelerate improvement in our presentations and reduce competition with new receipts, driving higher average unit retail selling prices and average dollar sales per transaction and ultimately generating increased comparable sales and higher gross margin dollars.

“Another critical component driving our transformation will be a change of our current planning and allocation process from a pull based allocation approach to the specialty retail industry leading best practices push model. The push model is a multi-variant approach that factors in sales history and anticipated demand at the more detailed product classification level and gives consideration to store geography, as well as minimum and maximum presentations based on planned rate of sale and exit dates. We recently launched a system selection process for a best-in-class allocation tool as a key component in support of a collaborative process that includes buying, planning, and allocation experts to drive effective inventory placement resulting in comparable sales. We will have more to share on implementation schedule and timing of benefits in the coming quarters. In the interim, we are employing manual allocation on a select key item basis to start the learning curve and accumulate some short-term benefits.

“During this transition period, we have been productive with a number of other critical initiatives helping to drive our transformation, including initiating changes to our organization and processes, continuing our efforts to leverage our significant investment in CRM, and adding impressive talent to our senior leadership team. It has been a successful and productive interim period, taking a number of difficult yet positive steps to ensure we meet the high demands, wants and needs of our growing millennial customer base. I remain optimistic about the opportunities for us at Destination Maternity Corporation.”

The Company is changing its fiscal year end from September 30 to the Saturday nearest January 31 of each year. The fiscal year end change will align the Company’s reporting cycle with the National Retail Federation fiscal calendar. The change is effective with the Company’s fiscal year 2015, which began February 1, 2015 and will end January 30, 2016, and resulted in a four month transition period from October 1, 2014 to January 31, 2015.

Mr. Romano noted, “We are changing our fiscal year to align with the traditional 4-5-4 retail calendar ending with January. Making this change will help us make smarter, more consistent product decisions, plan more thoughtfully our marketing and promotional activities, and reduce the learning curve for new experienced retail hires. Shifting to the retail calendar will impact almost every facet of our business positively.”

Four Month Transition Period Financial Results (October 1, 2014 to January 31, 2015)

Net sales for the four months ended January 31, 2015 were $165.6 million compared with $170.6 million for the four months ended January 31, 2014. The decrease in total reported sales resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores and a decrease in comparable sales, partially offset by increased international sales.

DESTINATION MATERNITY REPORTS FOUR MONTH TRANSITION PERIOD RESULTS	Page 3

Comparable sales for the four months ended January 31, 2015 decreased 2.0%, compared to a 0.9% decrease for the four months ended January 31, 2014. Adjusting for the calendar shift, the Company’s calendar-adjusted comparable sales decreased 2.7% for the four months ended January 31, 2015 and decreased 0.7% for the four months ended January 31, 2014.

Gross margin for the four months ended January 31, 2015 decreased to 41.6% from 52.8% for the four months ended January 31, 2014. The decrease in gross margin reflects more price promotional and markdown activity than planned to spur sales and more aggressively manage inventory, including a $10.9 million inventory write-down at January 31, 2015 for the planned disposal of certain out-of-season merchandise.

Selling, general and administrative expenses (“SG&A”) for the four months ended January 31, 2015 increased 2.5% to $86.7 million from $84.5 million for the four months ended January 31, 2014. As a percentage of net sales, SG&A increased to 52.3% for the four months ended January 31, 2015 compared to 49.6% for the four months ended January 31, 2014. The increase in expense and expense percentage reflects spending to drive increased sales, including corporate payroll, advertising and marketing, partially offset by cost reductions resulting from the Company’s continued closure of underperforming stores.

Store closing, asset impairment and asset disposal expenses for the four months ended January 31, 2015 increased to $4.6 million from $0.2 million for the four months ended January 31, 2014. During the four months ended January 31, 2015, the Company recorded pretax impairment charges of approximately $4.5 million, comprised of $3.4 million related to the Company’s Secret Fit litigation and $1.1 million for store asset impairments. The Secret Fit impairment resulted from recent decisions of the United States Patent and Trademark Office (“USPTO”) in Inter Partes Review proceedings through which it was decided by the USPTO that certain of the claims of the subject patents are not valid.

Adjusted EBITDA was $(16.8) million for the four months ended January 31, 2015, compared to $11.2 million for the four months ended January 31, 2014. Adjusted EBITDA before other charges was $(11.7) million for the four months ended January 31, 2015, compared to $11.3 million for the four months ended January 31, 2014. Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net loss for the four months ended January 31, 2015 was $17.4 million, compared to net income of $3.1 million for the four months ended January 31, 2014. Adjusted net loss for the four months ended January 31, 2015, which is presented in the financial tables at the end of this press release, was $14.1 million, and excludes total other charges of $3.3 million, net of tax, comprised of 1) $0.7 million, net of tax, or $0.05 per diluted share, related to the Company’s relocations of its headquarters and distribution operations, 2) $1.8 million, net of tax, or $0.14 per diluted share, related to management and organizational changes, and 3) $0.8 million, net of tax, or $0.06 per diluted share, related to the Company’s fiscal year reporting changes. Adjusted net income for the four months ended January 31, 2015 also excludes reductions of state income tax expense, net of federal expense, of $0.1 million, or $0.00 per diluted share, related to settlements of uncertain income tax positions. Adjusted net income for the four months ended January 31, 2014 was $3.2 million, and excludes total other charges of $0.3 million, net of tax, or $0.02 per diluted share, related to the Company’s relocations of its headquarters and distribution operations, and also excludes reductions of state income tax expense, net of federal expense, of $0.2 million, or $0.01 per diluted share, related to settlements of uncertain income tax positions.

DESTINATION MATERNITY REPORTS FOUR MONTH TRANSITION PERIOD RESULTS	Page 4

Guidance for Fiscal 2015

Financial guidance for the full year fiscal 2015 is as follows:

•	Comparable sales in the low single digits with greater comparable sales increases in the second half of the fiscal year;

•	Gross margins to increase slightly year over year, with greater year over year increases in the latter part of the fiscal year, as the Company annualizes the periods of aggressive inventory management of prior season merchandise;

•	Other charges of approximately $4 million, primarily related to the relocation of the Company’s distribution facilities and other management and organizational changes; and

•	Approximately $25 million in capital expenditures, including $9 million related to the relocation and $16 million of capital expenditures related to new stores, store relocations and remodels, as well as continued investment in information systems and technology, including inventory allocation technology.

Relocations of Corporate Headquarters and Distribution Operations

The Company’s plans to relocate its corporate headquarters and distribution operations from Philadelphia, Pennsylvania to southern New Jersey continue to progress on schedule. In January 2015 the Company completed the relocation of its corporate headquarters to Moorestown, New Jersey. The new corporate headquarters provides a more modern, spacious, bright and open office environment for the Company’s headquarters team members. Material handling equipment is currently being installed and tested at the Company’s nearly completed; state-of-the-art distribution facility in Florence, New Jersey and relocation of distribution operations is expected to be completed in mid-calendar 2015.

The Company incurred some, predominantly non-cash, charges to earnings in the four months ended January 31, 2015 and in fiscal 2014 and expects to incur some additional charges to earnings through mid-calendar 2015 related to the closure of its existing facilities and the preparation for occupancy of its new facilities. The Company projects additional, predominantly non-cash, charges of approximately $1.8 million pretax, or approximately $1.1 million after tax ($0.08 per diluted share) through completion of the relocations in mid-calendar 2015. The Company projects that, once it is fully operating in both its new headquarters and new distribution center facilities, which the Company expects to begin during the middle of calendar 2015, its ongoing annualized after-tax earnings benefit from the relocations will be approximately $0.10 per diluted share, and its ongoing annualized after-tax cash benefit from the relocations will be approximately $4 million.

The Company had capital expenditures associated with these relocations of $13 million in the four months ended January 31, 2015 and $17 million in fiscal 2014 and projects additional capital expenditures of approximately $9 million through completion of the relocations in mid-calendar

DESTINATION MATERNITY REPORTS FOUR MONTH TRANSITION PERIOD RESULTS	Page 5

2015, with nearly $4 million of this amount offset by construction allowance contributions from the landlord for its new headquarters building. During the four months ended January 31, 2015 the Company received $15 million cash proceeds from capital equipment financing provided by the Company’s Credit Facility bank.

Retail Locations

The tables below summarize store opening and closing activity for the four months ended January 31, 2015 and 2014, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period.

	Four Months Ended January 31,
	2015	2014

Store Openings (1)
Total	5	6
Multi-Brand Store Openings	1	2

Store Closings (1)
Total	9	16
Closings Related to Multi-Brand Store Openings	1	3

Period End Retail Location Count (1)
Stores	564	586
Leased Department Locations	1,311	1,321

Total Retail Locations (1)	1,875	1,907

(1)	Excludes international franchised locations.

	Four Months Ended January 31,
	2015	2014

International Franchised Location Openings
Stores	4	—
Shop-in-Shop Locations	4	7

Total International Franchised Location Openings	8	7

International Franchised Location Closings
Stores	—	—
Shop-in-Shop Locations	1	3

Total International Franchised Location Closings	1	3

Period End International Franchised Location Count
Stores	23	20
Shop-in-Shop Locations	62	127

Total International Franchised Locations (1) (2)	85	147

(1)	During the third quarter of fiscal 2014 the Company commenced its expansion in Mexico. As of January 31, 2015 the Company’s merchandise is offered in 49 shop-in-shops and four franchise stores in Mexico.
(2)	During March 2014 one franchise store and 116 shop-in-shop locations operated by the Company’s former India franchisee were closed.

DESTINATION MATERNITY REPORTS FOUR MONTH TRANSITION PERIOD RESULTS	Page 6

Comparable Sales Data

Comparable sales data (which includes Internet sales) for the four months ended January 31, 2015 and 2014 is presented in the table below.

	Four Months Ended January 31,
	2015	2014
	% decrease
Comparable Sales
Reported basis	2.0%	0.9%
Adjusted for calendar timing shift	2.7%	0.7%

Days Adjustment Calendar Shift

Prior to the change in its fiscal year end, Destination Maternity reports sales on a calendar quarter basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday. Thus, for each calendar period, there is a “days adjustment calendar shift” which may help or hurt reported calendar period sales and comparable sales due to different days of the week typically contributing more sales than other days of the week. In order to quantify and eliminate the effect on reported comparable sales results of the “days adjustment calendar shift”, the Company also presents comparable sales on a calendar-adjusted basis. For the transition period calendar-adjusted comparable sales were measured for the period Wednesday, October 1, 2014 through Saturday, January 31, 2015 compared to the period Tuesday, October 1, 2013 through Friday, January 31, 2014. The Company estimates the calendar shift favorably impacted its reported comparable sales for the four months ended January 31, 2015 by approximately 0.7 percentage points. Thus, calendar-adjusted comparable sales for the four months ended January 31, 2015 decreased 2.7%, compared to the reported comparable sales decrease of 2.0%.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s financial results for the four month transition period ended January 31, 2015. You can participate in this conference call by calling (877) 299-4454 in the United States and Canada or (617) 597-5447 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “53252601.” In the event that you are unable to participate in the call, a replay will be available through Thursday, March 26, 2015 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “18045543.”

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of January 31, 2015, Destination Maternity operates 1,875 retail locations, including 564 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,311 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed

DESTINATION MATERNITY REPORTS FOUR MONTH TRANSITION PERIOD RESULTS	Page 7

arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico and Israel. As of January 31, 2015 Destination Maternity has 85 international franchised locations, including 23 Destination Maternity branded stores and 62 shop-in-shop locations. Destination Maternity expects its first franchised locations in Israel to open in Spring 2015, pursuant to its franchise agreement with H&O Fashion Ltd., one of Israel’s largest and dominant fashion-retail chains.

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including 1) Adjusted net income (loss), 2) Adjusted net income (loss) per share (diluted), 3) Adjusted EBITDA, 4) Adjusted EBITDA before other charges, 5) Adjusted EBITDA margin, 6) Adjusted EBITDA margin before other charges, and 7) Net cash (debt). In the accompanying financial tables, we have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Our management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. We use each of these non-GAAP financial measures as a measure of the performance of the Company. We provide these measures to investors to assist them in performing their analysis of our historical operating results. Each of these non-GAAP financial measures, except net cash (debt), reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income (loss) or operating income (loss) as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. We may calculate each of these non-GAAP financial measures differently than other companies.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, potential acquisitions and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully

DESTINATION MATERNITY REPORTS FOUR MONTH TRANSITION PERIOD RESULTS	Page 8

manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

– Financial Tables to Follow –

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Four Months Ended January 31,
	2015	2014
Net sales	$165,644	$170,594
Cost of goods sold	96,667	80,493

Gross profit	68,977	90,101
Gross margin	41.6%	52.8%
Selling, general and administrative expenses (SG&A)	86,688	84,535
SG&A as a percentage of net sales	52.3%	49.6%
Store closing, asset impairment and asset disposal expenses	4,599	211
Other charges	5,354	476

Operating income (loss)	(27,664)	4,879
Interest expense, net	242	138

Income (loss) before income taxes	(27,906)	4,741
Income tax (benefit) provision	(10,526)	1,655

Net income (loss)	$(17,380)	$3,086

Net income (loss) per share – basic	$(1.28)	$0.23

Average shares outstanding – basic	13,541	13,412

Net income (loss) per share – diluted	$(1.28)	$0.23

Average shares outstanding – diluted	13,541	13,581

Supplemental information:
Net income (loss), as reported	$(17,380)	$3,086
Add: other charges for relocations, net of tax	721	297
Add: other charges for management and organizational changes, net of tax	1,830	—
Add: other charges for fiscal year change, net of tax	775	—
Less: reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions	(55)	(170)

Adjusted net income (loss)	$(14,109)	$3,213

Adjusted net income (loss) per share – diluted	$(1.04)	$0.24

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 31, 2015	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,349	$12,580
Trade receivables, net	9,203	11,609
Inventories	75,759	88,411
Deferred income taxes	14,281	10,330
Prepaid expenses and other current assets	12,986	13,128

Total current assets	113,578	136,058
Property, plant and equipment, net	90,135	76,799
Other assets	16,347	17,676

Total assets	$220,060	$230,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,801	$—
Accounts payable	26,482	31,942
Accrued expenses and other current liabilities	46,862	47,840

Total current liabilities	76,145	79,782
Long-term debt	12,199	—
Deferred rent and other non-current liabilities	25,714	25,230

Total liabilities	114,058	105,012
Stockholders’ equity	106,002	125,521

Total liabilities and stockholders’ equity	$220,060	$230,533

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	January 31, 2015	September 30, 2014	January 31, 2014

Cash and cash equivalents	$1,349	$12,580	$17,574
Inventories	75,759	88,411	89,132
Property, plant and equipment, net	90,135	76,799	53,799
Line of credit borrowings	—	—	—
Total debt	15,000	—	—
Net (debt) cash (1)	(13,651)	12,580	17,574
Stockholders’ equity	106,002	125,521	124,049

(1)	Net (debt) cash represents cash and cash equivalents minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Four Months Ended January 31,
	2015	2014
Operating Activities
Net income (loss)	$(17,380)	$3,086
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,223	5,021
Stock-based compensation expense	1,073	1,144
Loss on impairment of long-lived assets	4,444	40
Loss on disposal of assets	109	89
Deferred income tax benefit	(6,636)	(899)
Amortization of deferred financing costs	66	66
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	2,406	6,681
Inventories	12,652	(2,586)
Prepaid expenses and other current assets	142	(840)
Other non-current assets	(59)	(444)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	1,116	(8,826)
Deferred rent and other non-current liabilities	675	(255)

Net cash provided by operating activities	3,831	2,277

Investing Activities
Capital expenditures	(21,098)	(6,062)
Proceeds from sale of property, plant and equipment	—	48
Additions to intangible assets	(768)	(771)

Net cash used in investing activities	(21,866)	(6,785)

Financing Activities
(Decrease) increase in cash overdraft	(5,384)	341
Proceeds of long-term debt	15,000	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(123)	(1,680)
Cash dividends paid	(2,717)	(2,565)
Proceeds from exercise of stock options	29	206
Excess tax benefit from exercise of stock options and restricted stock vesting	—	1,224

Net cash provided by (used in) financing activities	6,805	(2,474)

Effect of exchange rate changes on cash and cash equivalents	(1)	1

Net Decrease in Cash and Cash Equivalents	(11,231)	(6,981)
Cash and Cash Equivalents, Beginning of Period	12,580	24,555

Cash and Cash Equivalents, End of Period	$1,349	$17,574

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Four Months Ended January 31,
	2015	2014

Net income (loss)	$(17,380)	$3,086
Add: income tax (benefit) provision	(10,526)	1,655
Add: interest expense, net	242	138

Operating income (loss)	(27,664)	4,879
Add: depreciation and amortization expense	5,223	5,021
Add: loss on impairment of long-lived assets	4,444	40
Add: loss on disposal of assets	109	89
Add: stock-based compensation expense	1,073	1,144

Adjusted EBITDA (1)	(16,815)	11,173
Add: other charges for relocations (2)	887	103
Add: other charges for management and organizational changes	2,951	—
Add: other charges for fiscal year reporting changes	1,245	—

Adjusted EBITDA before other charges	$(11,732)	$11,276

Net sales	$165,644	$170,594

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	(16.7)%	2.9%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	(10.2)%	6.5%
Adjusted EBITDA margin before other charges (adjusted EBITDA before other charges as a percentage of net sales)	(7.1)%	6.6%

(1)	Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges, related to the Company’s relocations of its headquarters and distribution operations, excludes accelerated depreciation expense of $271 and $373 included in depreciation and amortization expense above.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Consolidated Statement of Operations

For the Twelve Months Ended January 31, 2015

(in thousands, except percentages and per share data)

(unaudited)

Net sales	$512,009
Cost of goods sold	263,675

Gross profit	248,334

Gross margin	48.5%

Selling, general and administrative expenses (SG&A)	252,406
SG&A as a percentage of net sales	49.3%

Store closing, asset impairment and asset disposal expenses	5,857

Other charges	8,107

Operating loss	(18,036)

Interest expense, net	508

Loss before income taxes	(18,544)
Income tax benefit	(8,575)

Net loss	$(9,969)

Net loss per share – basic	$(0.74)

Average shares outstanding – basic	13,501

Net loss per share – diluted	$(0.74)

Average shares outstanding – diluted	13,501

Supplemental information:
Net loss	$(9,969)
Add: other charges for relocations, net of tax	1,695
Add: other charges for management and organizational changes, net of tax	4,481
Add: other charges for fiscal year change, net of tax	775
Add: other charges for proposed business combination, net of tax	645
Less: gain on sale of building, net of tax	(2,540)
Less: recognition of state income tax benefits resulting from regulation changes	(1,709)

Adjusted net loss	$(6,622)

Adjusted net loss per share – diluted	$(0.49)

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